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                                                                 EXHIBIT (A)(X)


                       THE ENTERPRISE GROUP OF FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


         THE ENTERPRISE GROUP OF FUNDS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, an open-end investment company and registered under the Investment Company Act of 1940, as amended, and having authorized capital of thirteen billion seven hundred thousand (13,700,000,000) shares of Common Stock, par value $0.001 per share, has adopted resolutions as follows:

         (1) increase the number of authorized shares from thirteen billion seven hundred million (13,700,000,000) shares of common stock, $0.001 par value, with an aggregate par value of Thirteen Million Seven Hundred Thousand Dollars ($13,700,000) to fourteen billion five hundred million (14,500,000,000) shares of common stock, $0.001 par value, with an aggregate par value of Fourteen Million Five Hundred Thousand Dollars ($14,500,000);

         (2) classify eight hundred million (800,000,000) of the authorized, unissued and unclassified shares of the common stock, par value $0.001 per share, with an aggregate par value of Eight Hundred Thousand Dollars ($800,000), into four classes: Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class Y Common Stock, each such class to consist of two hundred million (200,000,000) shares each of the Short Duration Bond Fund;

         SECOND: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

         A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of common stock of the Corporation is set forth in the Corporation's Charter, and has not been changed by the Board of Directors for the Corporation.

         THIRD: The shares aforesaid have been duly classified by the Board of Directors of the Corporation pursuant to the authority and power contained in the Charter of the Corporation.

         FOURTH: The Articles of Supplementary shall become effective on November 29, 2002.


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         IN WITNESS WHEREOF, The Enterprise Group of Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Secretary on November 11, 2002.


WITNESS                             THE ENTERPRISE GROUP OF FUNDS, INC.


/s/ CATHERINE R MCCLELLAN           /s/ VICTOR UGOLYN
-------------------------           -------------------
Catherine R. McClellan              Victor Ugolyn
Secretary                           Chairman


         THE UNDERSIGNED, Chairman of The Enterprise Group of Funds, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges that the foregoing Articles Supplementary are the act of the said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                            /s/ VICTOR UGOLYN
                                            ------------------------
                                            Victor Ugolyn
                                            Chairman



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